Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael Weiss
Vice President – Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
doakes@capitalsource.com	mweiss@capitalsource.com
CapitalSource Bank Commences Operations And
Completes Bank Deposit, Branch and Asset Purchase
CHEVY CHASE, Md., July 25, 2008 — CapitalSource Inc. (NYSE: CSE) announced that CapitalSource Bank, its new bank subsidiary, has commenced operations and today completed the acquisition of approximately $5.2 billion of retail deposits, 22 retail bank branches and approximately $5.2 billion in cash and other assets from Fremont Investment & Loan (FIL).
CapitalSource Bank today is also purchasing approximately $2.1 billion in commercial loans from CapitalSource. The loans were given a preliminary fair value of 99.5 percent of par by an experienced third party valuation firm. The loan sale proceeds were used by CapitalSource to reduce its credit facility borrowings and certain securitizations by approximately $1.6 billion.  The remaining amount of approximately $500 million was utilized as a portion of the initial Bank capitalization of $921 million. CapitalSource Bank begins operations with a Tier 1 risk-based capital ratio of more than 15.6%.
Having received all regulatory approvals and having satisfied the conditions to such approvals, CapitalSource Bank received its Certificate of Federal Deposit Insurance from the Federal Deposit Insurance Corporation (“FDIC”) and its Certificate of Authority to operate as an industrial bank from the California Department of Financial Institutions (“DFI”).
“This is a transformative day for CapitalSource,” noted John K. Delaney, CapitalSource Chairman and CEO. “The most important thing to have in a liquidity crisis is liquidity,

which we have. The combination of robust retail branch-based deposits with our market leading middle market commercial lending business puts CapitalSource in a unique and compelling competitive position, amidst a market providing ‘once in a lifetime’ lending opportunities,” added Delaney. “We are thrilled to welcome the new employees, the current customers and future depositors of CapitalSource Bank to the CapitalSource family and to our bright future together,” Delaney concluded.
The Company will hold a special analyst and investor call after the markets close on Monday, July 28 in order to provide additional details about CapitalSource Bank and to update its view of the market opportunity, strategic direction and financial outlook for CapitalSource Inc. Details of the call will be released on Monday morning at 6:00am ET.
Separately, CapitalSource announced today that Tad Lowrey has been appointed to serve as President and CEO of CapitalSource Bank, having received the written non-objection of the FDIC and DFI. Lowrey is an experienced bank executive who served as Chairman, President and CEO of Jackson Federal Bank from 1999 until 2005 when it was sold to Union Bank of California. Previously, he was CEO of CenFed Bank and its publicly owned holding company, CENFED Financial Corporation (NASDAQ: CENF) from 1990 until its sale in 1998 to Glendale Federal Bank. Additionally, Lowrey is an elected director of the Federal Home Loan Bank of San Francisco. The Company also released the names of the Bank’s Board of Directors (see brief bios below).
CapitalSource Bank Board of Directors
•	John K. Delaney will serve as Chairman of the Board. He is the co-founder, Chairman and CEO of CapitalSource Inc.

•	Joseph Colmery has been a principal of JCSD Capital, LLC and the principal portfolio manager of JCSD Partners since late 2004. Formerly, he was the President and CEO of U.S. Bank of California and served as President and CEO of California Bancshares Inc. (1987-96). From 1984 to 1986, Mr. Colmery was President and CEO of Diablo Bank, which was acquired by Security Pacific National Bank.

•	William Fike served as President of Umpqua Bank (California) from 2005 until his retirement in April of 2008. Previously, he served as the President and CEO of Sierra West Bank, which was sold to Bank of the West in 1999. Mr. Fike has also served as Chairman of the California Bankers Association.

•	Tad Lowrey served as Chairman, President and CEO of Jackson Federal Bank from 1999 until 2005 when it was sold to Union Bank of California. Previously, he was CEO of CenFed Bank and its publicly owned holding company, CENFED Financial Corporation from 1990 until its sale in 1998 to Glendale Federal Bank. Mr. Lowrey is also an elected director of the Federal Home Loan Bank of San Francisco.

•	Roger H. Molvar served until March 2008 as director of Farmers & Merchants Bank of Long Beach, California. From 2000 to 2004, he served as Executive Vice President of IndyMac Bancorp and as Chief Executive Officer of IndyMac Consumer Bank. Previously, Mr. Molvar served as Senior Vice President and Comptroller for First Interstate Bank of California.

•	David J. Munio served as Executive Vice President and Chief Credit Officer for Wells Fargo and Company from 2001 until his retirement in 2006.

•	Robert Walker served as Vice Chairman of the Board of the Union Bank of California, N.A. and its parent holding company from July 1992 until his retirement in July 2004. Union Bank of California merged with Bank of California in April of 1996.
About CapitalSource
CapitalSource (NYSE: CSE) is a leading commercial lending, investment and asset management business focused on the middle market. CapitalSource manages an asset portfolio, which as of March 31, 2008 was approximately $19.85 billion. Headquartered in Chevy Chase, Maryland, the Company had 535 employees as of March 31, 2008 in offices across the U.S. and in Europe. For more information, visit http://www.capitalsource.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about our bank formation and asset purchase and liability assumption, which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “believe,” “expect,” “estimate,” “plan,” “will,” “look forward,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: the integration and operation of our new bank subsidiary, changes in economic conditions; continued disruptions in credit and other markets; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; extended disruption of vital infrastructure; and other factors described in CapitalSource’s 2007 Annual Report on Form 10- K, and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.